Exhibit 19.1

FIREFLY NUEROSCIENCE, INC.

INSIDER TRADING POLICY

and Guidelines with Respect to Certain Company Information

and Certain Transactions in Company Securities

1.	Purpose

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Firefly Neuroscience, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company engages in transactions or does business. The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

2.	Persons Subject to the Policy

This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors (collectively, “directors” and each, a “director”), and employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as consultants and independent contractors who may have access to material nonpublic information about the Company. With respect to any person covered by this Policy, this Policy also applies to that person’s family members, other members of that person’s household, and entities controlled by that person, as described below under “Transactions by Family Members and Others” and “Transactions by Entities That You Influence or Control.”

3.	Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, restricted stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants. In addition, this Policy applies to derivative securities that are not issued by the Company but which relate to Company Securities, such as exchange-traded put or call options or swaps. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities. This Policy similarly applies to transactions in or relating to the securities of certain other companies with which the Company engages in transactions or does business.

4.	Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he, she or they complies with this Policy, and that any family member, household member or related entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee, officer or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

5.	Administration of the Policy

For the purposes of this Policy, the Chief Financial Officer of the Company shall serve as the “Compliance Officer.” The Compliance Officer shall be responsible for administration of this Policy. In the absence of the Chief Financial Officer of the Company, the Chief Compliance Officer of the Company (or such other officer of the Company that has been designated by the Company’s Board of Directors from time to time) shall serve as the “Compliance Officer” for purposes of this Policy during such absence. All determinations and interpretations by the Compliance Officer are final and not subject to further review.

6.	Statement of Policy

(a)       Trading in Company Securities and Disclosure of Nonpublic Information. It is the policy of the Company that no director, officer, or employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

(i)         engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” and “Rule 10b5-1 Plans;”

(ii)         recommend that others engage in transactions in any Company Securities;

(iii)       disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or to persons outside of the Company, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

(iv)        assist anyone engaged in the above activities.

(b)       Trading in Securities of Other Companies. It is the policy of the Company that no director, officer, or employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company (1) with which the Company does or intends to do business, such as the Company’s distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with the Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

Everyone associated with the Company has a duty to protect the confidential information, including material nonpublic information, of the Company. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. Accordingly, such information must be strictly safeguarded and not shared with unauthorized third parties including family members, household members and controlled entities, as described below. In the event any officer, director, or employee of the Company receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections) that may be material nonpublic information, the inquiry should be referred to the Chief Executive Officer or Chief Financial Officer.

(c)        No Exceptions. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excluded from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

7.	Definition of Material Nonpublic Information

(a)        Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to impact the Company’s stock price, whether it is positive or negative, is considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	projections of future earnings or losses, or other earnings guidance;
●	information regarding clinical studies or regulatory review of Company products;
●	changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
●	a pending or proposed merger, acquisition or tender offer;
●	a pending or proposed acquisition or disposition of a significant asset;
●	a pending or proposed joint venture;
●	a Company restructuring;
●	significant related party transactions;
●	a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
●	bank borrowings or other financing transactions out of the ordinary course;
●	the establishment of a repurchase program for Company Securities;
●	a change in the Company’s pricing or cost structure;
●	major marketing changes;
●	a change in management;
●	a change in auditors or notification that the auditor’s reports may no longer be relied upon;
●	development of a significant new product, process, or service;
●	pending or threatened significant litigation, or the resolution of such litigation;
●	impending bankruptcy or the existence of severe liquidity problems;
●	the gain or loss of a significant customer or supplier;
●	intellectual property and other proprietary information;
●

a significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or

●	the imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

The foregoing list is illustrative only and is not intended to provide a comprehensive list of all circumstances that could give rise to material information.

(b)        When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the market until after the second Trading Day after the day on which the information is publicly released. As used herein, the term “Trading Day” shall mean any day on which the Nasdaq Stock Market LLC (the “Nasdaq”) or, if the Company’s common stock is not then traded on the Nasdaq, the principal national securities exchange, automated quotation system or other trading market where the Company’s common stock is then listed, quoted or traded, is open for trading. If, for example, the Company were to make a public announcement of previously material nonpublic information on a Monday that is a Trading Day (at any time after market open), the information would not be considered to be fully absorbed by the market until Thursday (assuming Tuesday and Wednesday are Trading Days). However, if, for example, the Company were to make an announcement pre-market on a Monday that is a Trading Day, the information would not be considered to be fully absorbed by the market until Wednesday (assuming Tuesday is also a Trading Day). Although such circumstances are likely to be rare, depending on the particular circumstances, the Compliance Officer, or the Company’s Board of Directors or the Audit Committee of the Board of Directors, if the Compliance Officer elects to assign such responsibility to the Board of Directors or the Audit Committee of the Board of Directors, may determine that a longer or shorter absorption period should apply following public release of specific material nonpublic information. For the avoidance of doubt, the persons designated by the Compliance Officer as being subject to pre-clearance procedures (as described under the heading “Additional Procedures”), as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer in accordance with the terms of this Policy, even after information is considered to be fully absorbed by the market, as set forth above.

8.	Transactions by Family Members and Others

In addition to all directors, officers, or employees of the Company (or any other person designated as subject to this Policy) (“you”), this Policy applies to all family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they engage in transactions in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of your Family Members and therefore should make them aware of the need to confer with you before they engage in transactions in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

9.	Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, companies, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. However, the pro rata distribution, by a venture capital partnership or other similar entity with which a director or officer is affiliated, of Company securities to its partners, members or other similar persons is permitted under this Policy, subject to the pre-clearance procedures outlined below under the heading “Additional Procedures.” Additionally, the Compliance Officer shall have the discretion to permit such pro rata distributions during a Quarterly Restricted Period or an Event-Specific Restricted Period, in the Compliance Officer’s absolute discretion.

10.	Transactions Under Company Plans

This Policy does not apply in the case of the following transactions (although these transactions may nevertheless be subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to directors and officers (as defined by Rule 16a-l under the Exchange Act (“Rule 16a-1”)):

(a)        Stock Option Exercises. This Policy does not apply generally to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

(b)        Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

(c)       401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan, if any, resulting from periodic contribution of money to the plan pursuant to payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, if any, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to any Company Securities fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of any Company Securities fund; (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of any Company Securities fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company Securities fund. It should be noted that sales of Company Securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

(d)       Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the Company’s employee stock purchase plan, if any, resulting from periodic contribution of money to the plan, if any, pursuant to the election made at the time of enrollment in the plan, if any. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to such plan, if any, provided that it is elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to an election to participate in such plan, if any, for any enrollment period, and to sales of Company Securities purchased pursuant to the plan.

(e)      Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan, if any, resulting from reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions chosen to make to a dividend reinvestment plan, if any, and to an election to participate in the plan, if any, or increase the level of participation in the plan, if any. This Policy also applies to the sale of any Company Securities purchased pursuant to such plan, if any.

(f)        Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

11.	Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, except as may be permitted below:

(a)        Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, all persons subject to this Policy who purchases Company Securities in the open market are discouraged from selling any Company Securities of the same class during the six months following the purchase (or vice versa). Furthermore, such short-term trading by directors or officers (as defined by Rule 16a-1) may result in short-swing profit liability under Section 16(b) of the Exchange Act.

(b)        Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act, prohibits officers and directors (as defined by Rule 16a-1) from engaging in short sales. Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”

(c)        Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer, or employee is trading based on material nonpublic information and focus that director’s, officer’s, or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”

(d)       Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer, or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers, and employees are prohibited from engaging in any such transactions.

(e)      Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to engage in transactions in Company Securities, directors, officers, and employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan unless the arrangement is specifically approved in advance by the Compliance Officer. Any person seeking an exception must submit a request for approval to the Compliance Officer at least two weeks prior to the transaction. Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”

(f)       Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or employee or is in possession of material nonpublic information. The Company therefore discourage placing standing or limit orders on Company Securities. If a If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

12.	Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

(a)       Pre-Clearance Procedures. All directors, officers, and employees of the Company and its subsidiaries, as well as the Family Members and Controlled Entities of such persons (“Restricted Persons”), may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. The list of Restricted Persons is updated periodically by the Compliance Officer. You will be notified by the Compliance Officer if you are considered a Restricted Person for purposes of this Policy. Restricted Persons should submit a request for pre-clearance to the Compliance Officer at least two Trading Days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If the Compliance Officer wishes to transact in Company Securities, the Compliance Officer should submit any request for pre-clearance to the Chief Executive Officer or such other individual designated by the Company’s Board of Directors from time to time. If a Restricted Person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions (e.g., an open market sale would be “opposite” any open market purchase, and vice versa) within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

A request for pre-clearance must be made in writing, preferably by submission of a completed Request for Pre-Clearance in the form of EXHIBIT A to this Policy. Pre-cleared transactions should be effected promptly. Requestors are required to refresh the request for pre-clearance if a pre-cleared transaction is not effected within five business days after pre-clearance is received.

Furthermore, requestors must immediately notify the Compliance Officer following the execution of any transaction.

(b)       Quarterly Trading Restrictions. Restricted Persons, as well as their Family Members and Controlled Entities, may not conduct transactions involving the Company’s Securities (other than as specified by this Policy), during a “Quarterly Restricted Period” beginning 14 calendar days prior to the end of each fiscal quarter and ending on the second Trading Day following the day of public release of the Company’s quarterly (or annual) earnings. In other words, Restricted Persons may only conduct transactions in Company Securities during the “Open Trading Window” beginning on the second Trading Day following the date of the public release of the Company’s earnings results for that quarter and ending 14 calendar days prior to the close of the next fiscal quarter. The Compliance Officer will notify Restricted Persons of the opening and closing of the trading window.

To illustrate the commencement of a Quarterly Restricted Period, if the Company’s fourth fiscal quarter ends immediately following 11:59 p.m., Eastern time, on December 31st, the corresponding Quarterly Restricted Period would begin immediately following 11:59 p.m., Eastern time, on December 17th.

To illustrate the commencement of the Open Trading Window, if the Company publicly announces its earnings results intra-day or post-market, for example, on Monday, March 8th, then the Open Trading Window shall begin on Thursday, March 11th. However, if the Company publicly announces its earnings results pre-market, for example, on Monday, March 8th, then the Open Trading Window shall begin on Wednesday, March 10th.

The foregoing calculation of the two-Trading Day period required prior to commencement of an Open Trading Window assumes all relevant days are Trading Days and is made using the same method of calculating the two-Trading Day period as set forth under the heading “When Information is Considered Public”.

For the avoidance of doubt, all persons designated by the Compliance Officer as being subject to pre-clearance procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer in accordance with the terms of this Policy, even during an Open Trading Window.

Under certain very limited circumstances, a Restricted Person subject to a Quarterly Restricted Period may be permitted to trade during such Quarterly Restricted Period, but only if the Compliance Officer concludes that the Restricted Person is not aware of material nonpublic information. Persons wishing to trade during a Quarterly Restricted Period must contact the Compliance Officer for approval at least two Trading Days in advance of any proposed transaction involving Company Securities

(c)        Event-Specific Restricted Periods. From time to time, an event may occur that is material to the Company and is known by only a few Restricted Persons. So long as the event remains material and nonpublic (the “Event-Specific Restricted Period”), the persons designated by the Compliance Officer may not engage in transactions in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in transactions in Company Securities even sooner than the Quarterly Restricted Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an Event-Specific Restricted Period or the extension of a Quarterly Restricted Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not engage in transactions in Company Securities due to an Event-Specific Restricted Period, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an Event-Specific Restricted Period.

(d)        Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.” The Compliance Officer in his, her or their discretion may approve other or further exceptions to these requirements on a case-by-case basis in extraordinary circumstances. Any request for an exception pursuant to this paragraph must be submitted in advance and in writing, and any approval must be in writing.

13.	Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”) and must be in accordance with the Company’s “Guidelines for Rule 10b5-1 Plans.” If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which are set forth in Appendix 10(b) to this Policy. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two Trading Days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plans during any 12-month period. Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

Any Rule 10b5-1 Plan to be entered into by a director or officer must be submitted to the Compliance Officer at least ten days prior to the entry into the Rule 10b5-1 Plan. The Compliance Officer shall forward it to the Audit Committee of the Company’s Board of Directors for its final approval. Any Rule 10b5-1 Plan to be entered into by anyone else subject to this Policy must be submitted to the Compliance Officer for approval at least five days prior to the entry into the Rule 10b5-1 Plan.

No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

14.	Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has been publicly announced or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Quarterly Restricted Period, Event-Specific Restricted Period, or other Company-imposed trading restrictions applicable at the time of the termination of service.

15.	Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Persons located or engaged in dealings outside the United States should be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where they are located. However, all persons subject to this Policy are required to comply with this Policy even if applicable local law is less restrictive. If a local law conflicts with this Policy, consult the Compliance Officer.

16.	Reporting of Violation

It is the responsibility of all directors, officers, and employees of the Company to report any violation of this Policy to the Compliance Officer. This reporting duty should be broadly construed to include any inappropriate conduct by their Family Members and Controlled Entities in respect of trading in the securities of the Company, as well as the sharing or misuse of the confidential information of the Company and any material nonpublic information.

17.	Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.

Prior to disclosure to any third party, any officer, director, or employee of the Company who is aware of any material nonpublic information concerning the Company that has not been disclosed to the public should report the intention to disclose such information promptly to the Compliance Officer and obtain approval to do so.

18.	Certification

All persons subject to this Policy may be required to certify and re-certify, from time to time, their understanding of, and intent to comply with, this Policy.

19.	Amendment

This Policy may be amended by the Board of Directors or any committee or designee to which the Board of Directors delegates this authority.

The Compliance Officer has the authority to make determinations under, and interpretations of, this Policy, as specified in this Policy under the heading “Administration of the Policy.” In addition, the Compliance Officeris authorized to approve amendments to this Policy that: (i) correct obvious errors (e.g., typographical or grammatical errors); (ii) are necessitated by changes in legal requirements; (iii) are necessary to clarify the meaning of this Policy; or (iv) are administrative in nature, such as the provisions of this Policy under the heading “Additional Procedures.”

Effective: March 27, 2025

Appendix 10(b)

Guidelines for Rule 10b5-1 Plans⁎

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to our Insider Trading Policy must enter into a Rule 10b5-1 Plan for transactions in Company Securities (as defined in the Insider Trading Policy) that meets certain conditions specified in the Rule. If the plan meets the requirements of Rule 10b5- 1, Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

A Rule 10b5-1 Plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling- off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

As specified in the Company’s Insider Trading Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval at least five business days prior to theentry into the Rule 10b5-1 Plan. Once a 10b5-1 Plan is approved, no further pre-approval of transactions conducted pursuant to the plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

You may not enter into, modify or terminate a Rule 10b5-1 Plan outside of an Open Trading Window or while in possession of material nonpublic information.

All Rule 10b5-1 Plans must have a duration of at least six months and no more than two years.

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For officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan.

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For persons other than officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan.

●	Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time;

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Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 Plan designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Plan as a single transaction in any 12- month period;

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You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

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Officer and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.

●	You may not enter into any transaction in Company Securities while the Rule 10b5-1 Plan is in effect.

The Company and the Company’s officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

The approval or adoption of a Rule 10b5-1 Plan in no way reduces or eliminates a person’s obligations under Section 16 of the Exchange Act, including disclosure obligations and liability for short- swing profits. Persons subject to Section 16 of the Exchange Act should consult with their own counsel in implementing a Rule 10b5-1 Plan.

⁎ Capitalized terms used but not defined herein have the meanings ascribed to them in the Signing Day Sports, Inc. Insider Trading Policy.

Exhibit A

Request for Pre-Clearance⁎

For pre-clearance to transact in Company Securities.

Upon executing a transaction, directors, officers and employees must immediately notify the Company.

Transaction Vehicle (check one)	Transaction Initiated By (check one)
☐ Open Market Transaction	☐ Employee or immediate family member directly
☐ Equity Compensation Plan	☐ Court or government decree (e.g., divorce decree)
☐ Other (specify):	☐ Broker (provide name, firm, telephone and e-mail):

Type of Transaction (check one)
☐ Purchase or acquire common stock
☐ Sell or dispose of common stock
☐ Move Company Securities from one account to another (e.g., in or out of a trust)
☐ Dispose of fractional shares
☐ Pledge Company Securities for margin account, or otherwise
☐ Exercise options without subsequent sale
☐ Exercise options with subsequent sale (e.g., a “cashless exercise”)
☐ Gift of Company Securities
Other (describe):

Transaction Detail (provide the following information)
Number of securities:
Estimated share price:
Contemplated execution date:
Date of your last “opposite way” transaction⁎⁎:

Certification

I certify that I have fully disclosed the information requested in this form, I have read the Signing Day Sports, Inc. Insider Trading Policy, I am not in possession of material nonpublic information, and to the best of my knowledge and belief the proposed transaction will not violate the Signing Day Sports, Inc. Insider Trading Policy.

(Sign Above)

(Print Name Above)

(Date)

⁎ Capitalized terms used but not defined herein have the meanings ascribed to them in the Signing Day Sports, Inc. Insider Trading Policy.

⁎⁎ If a Section 16 insider buys and sells (or sells and buys) Company Securities within a six-month time frame and such transactions are not exempt under SEC rules, the two transactions can be “matched” for purposes of Section 16. The insider may be sued and will be strictly liable for any profits made, regardless of whether the insider was in possession of material nonpublic information.